Exhibit 99.1

News Release
For Immediate Release

Contact:
Jerry L. Ocheltree
President and CEO
Carolina Trust BancShares, Inc.

(704) 735-1104

Carolina Trust BancShares, Inc. Reports Third Quarter 2017 Earnings of $0.07 per Share

LINCOLNTON, N.C., October 27, 2017 (GLOBE NEWSWIRE) -- Carolina Trust BancShares, Inc. (the “Company”) (NASDAQ - CART) announced today its financial results for the third quarter that ended September 30, 2017 (“3Q17”).  The Company earned net income available to common shareholders of $351,000 or $0.07 per diluted share in 3Q17 which was a $324,000 increase as compared to $27,000 or $0.01 per diluted share earned during the quarter ended September 30, 2016 (“3Q16”).  Annualized return on average assets (“ROA”) was 0.35%, and annualized return on average shareholder’s equity (“ROE”) was 4.67 % for 3Q17, as compared to the 3Q16 ROA of 0.09% and ROE of 0.37%.

Net income for 3Q17 was also $351,000, as compared to $85,000 in 3Q16.  In 3Q16 net income was less than net income available to common shareholders because the Company’s subsidiary bank (the “Bank”) paid a dividend on its preferred stock.  The Bank redeemed all $2.6 million of its outstanding preferred stock at par in December 2016 after the Company invested $8.8 million in the Bank’s common equity.  The Company’s source of funds for this investment was $10 million in subordinated debt issued in October 2016.

Compared to the quarter ended June 30, 2017 (the “linked quarter” or “2Q17”), net income available to common shareholders increased by $155,000 (79%).  This increase was driven mostly by interest and fees on loans that were $199,000 (5%) higher and foreclosed asset expenses were $199,000 (90%) lower than the linked quarter amounts.  However, these additions to pre-tax income were partially offset by the loan loss provision which was $276,000 (431%) higher in 3Q17 than the linked quarter.
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Interest and fees on loans were higher mostly due to the $14.7 million increase, or 18% annualized, in average loans outstanding for 3Q17 as compared to the linked quarter.  The growth occurred primarily in the Mooresville, Gastonia and Hickory branches.  The foreclosed asset expenses were lower due to write-downs and losses on sales of foreclosed properties that were less than $1,000 in 3Q17 as compared to $205,000 in the linked quarter.

The loan loss provision was $340,000 in 3Q17, an increase of $276,000 from the linked quarter provision of $64,000.  This increase was primarily driven by a $575,000 increase in provision related to impaired loans, including charged-off loans that became impaired during the quarter.  This increase was partially offset by provision decreases of $189,000 for performing loan pools and by an increase of $111,000 in recoveries of charged-off loans.  The three components of changes in provision are discussed below.

•
The provision for impaired loans was $274,000 in 3Q17 as compared to a net negative provision of $301,000 in the linked quarter, resulting in a provision increase of $575,000.  The 3Q17 provision was related mostly to two commercial relationships.  The linked quarter negative provision was due to reversal of a specific reserve for an impaired loan that was no longer needed.

•
The provision for pools of performing loans was $206,000 in 3Q17 as compared to $395,000 in the linked quarter, resulting in a provision decrease of $189,000.  In the linked quarter a change in the allowance methodology regarding the historical loss factor added $240,000 in provision.  The remaining provision for the linked quarter and the provision for 3Q17 were attributed to loan growth.

•
Recoveries for 3Q17 totaled $148,000 as compared to linked quarter recoveries of $37,000, resulting in a $111,000 decrease to provision.  In 3Q17, there was a $118,000 recovery from a partially charged-off commercial land loan.

The year-over-year earnings increase from 3Q16 to 3Q17 was due to a $266,000 (8%) increase in net interest income and a $126,000 (4%) decrease on noninterest expenses.  These pre-tax income increases were partially offset by a $138,000 (68%) increase in loan loss provision.  The increase in net interest income was due mostly to interest and fees on loans which were up by $488,000 (13%), which was more than enough to offset $190,000 in interest expense on the subordinated debt issued in October 2016.  Interest and fees on loans was driven by loan growth as average loans grew by $34.4 million (12%) from 3Q16 to 3Q17.  The decrease in noninterest expenses was attributed to a $126,000 (85%) decrease in foreclosed asset expenses from 3Q16 to 3Q17.   As discussed above in the linked quarter comparison, foreclosed asset expenses declined due to lower write-downs and losses on sales of foreclosed properties that were less than $1,000 in 3Q17 as compared to $139,000 in 3Q16.  The increase in the provision for loan losses in 3Q17 as compared to 3Q16 was attributed both to an increase in the provision expense for pooled groups of performing loans and to the reversal of a reserve no longer needed in 3Q16.

Average loans were $331.9 million in 3Q17, a 12% increase from $297.5 million in 3Q16.  The loan yield in 3Q17 was 5.04%, up from 4.98% in 3Q16, as contractual rates on loans increased to 4.86% at September 30, 2017 from 4.84% at September 30, 2016.  The yield based on daily compounding of rates also includes net origination fees accreted over the life of loan, late charges, and prepayment penalties.  From September 30, 2016 to September 30, 2017, the aggregate rate on variable rate loans increased from 4.54% to 4.78% while fixed rate loans declined from 5.06% to 4.91%.  Rates on variable rate loans have increased due primarily to three prime rate increases over the past year.  Fixed rates have declined due to the flat yield curve over the past year as repayments of higher fixed rate loans are invested into loans with slightly lower fixed rates.  Approximately 61% of loans are fixed rate as of September 30, 2017, an increase from 57% a year ago.
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Average deposits were $332.4 million in 3Q17, a 3% increase from $323.1 million in 3Q16, and the deposit yield declined from 0.79% to 0.76% from 3Q16 to 3Q17.  Average time deposits declined by $16.0 million or 10% from 3Q16 to 3Q17 and were replaced by lower yielding non-maturing deposits.  From September 30, 2016 to September 30, 2017, the average contractual rate on time deposits increased slightly from 1.32% to 1.33%, as new and renewed time deposits were issued at only slightly higher rates on average than maturing time deposits were.

During 3Q17, the average loans and average deposits were up 18% and 8%, respectively, on an annualized basis from the linked quarter averages.  The 3Q17 yield on loans was 5.04%, a decrease of 4 basis points (“bp”) from 2Q17.  The yield on deposits was 0.76%, an increase of 2 bp from 2Q17.

Jerry L. Ocheltree, President and Chief Executive Officer stated, “Our loan and deposit growth continues to drive asset and earnings growth as we move through the second half of 2017.  Loans and deposits grew by $15.7 million and $6.7 million, respectively, in the third quarter. Excluding the $7.0 million decrease in wholesale deposits, we had a $13.7 million increase in deposits for the quarter.  After converting our core banking system during the second quarter, we were able to reduce noninterest expenses and improve the efficiency ratio from 90.7% in the second quarter to  78.0% in the third quarter.  The net interest margin was stable at 3.80% as we maintained a loan yield above 5%, and our cost of funds rose by only 2 basis points from the prior quarter.  The level of non-performing assets decreased again as we reduced nonaccrual loans and kept OREO at a multi-year low balance.  While our numbers continue to improve, I consider the dedicated performance of our whole team to be even a better success story.  Our teamwork and commitment to providing excellent service will drive our future performance.  Over the past 12 months our team has converted to a new core system, opened a branch in Mooresville, relocated our Hickory branch, reassigned personnel to operate more efficiently and effectively, and consolidated our Boger City branch.  Despite all of this activity, our board and our employees have remained focused on the day-to-day deposit, lending, and commercial services at the highest level in each of our communities.  We will be opening a loan production office in Salisbury, NC in November and look forward to building relationships in the Salisbury and Rowan County market.

Set forth below are certain selected financial items for the quarter ended September 30, 2017:

•	Pre-tax earnings of $521,000, an increase of $272,000 or 109% compared to 3Q16.
•
Increase in total loans outstanding of $15.7 million, or 19% on an annualized basis, from June 30, 2017.  During 3Q17, loan originations totaled $30.2 million as compared to $23.9 million in 3Q16.  The loan production pipeline increased at September 30, 2017 as compared to June 30, 2017 and September 30, 2016.

•
Increase in deposits of $6.7 million, or 8% on an annualized basis, from June 30, 2017.  This deposit growth represents an increase to retail deposits of $13.7 million, or 19% on an annualized basis, and a decrease to brokered and listing service deposits of $7.0 million.

•
Total nonperforming assets (“NPAs”) decreased by $870,000 from $3,479,000 at June 30, 2017 to $2,609,000 at September 30, 2017.  This decrease resulted in a 24 bp reduction in the Bank’s NPAs as a percentage of total assets, from 0.89% at June 30, 2017 to 0.65% at September 30, 2017.

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•
The Bank’s Allowance for Loan and Lease Losses (“ALLL”) to total loans increased by 2 bps from 0.99% at June 30, 2017 to 1.01% at September 30, 2017.  The general allowance for pooled loans increased by $206,000 to $3,172,000 from $2,966,000 due to the 3Q17 loan growth.  The specific allowance for impaired loans increased only $4,000 to $251,000.

•	The classified asset ratio for the Bank at September 30, 2017 was 12%, an improvement from 14% at June 30, 2017.
Bank’s Classified Asset Ratio =	[classified loans and other real estate]
[Bank tier 1 capital and ALLL]
•
Annualized net charge-offs as a percentage of average loans were 0.16% for 3Q17, as compared to 0.07% for 3Q16 and 0.41% for the linked quarter.  Net charge-offs of $130,000 in 3Q17 included gross charge-offs of $278,000 and recoveries of $148,000.  The charge-offs were from various geographic markets and loan categories, including a $130,000 partial charge-off of a commercial real estate loan for which the Bank has started foreclosure action.  In 3Q16 charge-offs and recoveries totaled only $63,000 and $7,000, respectively.  In the linked quarter, gross charge-offs totaled $360,000 and were partially offset by recoveries totaling $37,000.   The linked quarter included a $234,000 partial charge-off for a commercial loan where business cash flows weren’t expected to be support full repayment.

CAPITAL LEVELS
Capital for the Bank exceeded “well-capitalized” requirements for each of the four primary capital levels monitored by state and federal regulators. As of September 30, 2017, both the common equity tier 1 and the tier 1 capital ratio capital ratio were 10.31%; the total capital ratio was 11.26%; and the tier 1 leverage ratio was 9.54%.

NET INTEREST INCOME
Net interest income was $3,540,000 for 3Q17, an increase of $266,000 over 3Q16.  The Company’s net interest margin (“NIM”) for 3Q17 was 3.80%, an increase of 13 bps compared to 3.67% reported for the same period last year.

The interest expense on subordinated debt that was issued in October 2016, net of interest income from investing the debt proceeds, reduced the 3Q17 NIM by 15 bps.  Excluding the impact of the subordinated debt, the NIM would have been 3.95%.  The cost of funds, excluding subordinated debt, was 0.79% in 3Q17, a decrease from 0.82% in 3Q16, as the ratio of average noninterest-earning deposits to average total deposits grew over the past twelve months.  Another positive contributor to the NIM was an increased yield on average earning assets of 4.77% in 3Q17 compared to 4.45% in 3Q16, due to the increase in average loans as a percentage of average earning assets.

Compared to the linked quarter, NIM was unchanged at 3.80%.  The positive impact on NIM from increasing the ratio of average loans to average earning assets from 82% to 84% was offset by the cost of funds increase (2 bps).  Compared to the linked quarter, the yield on earning assets rose by 3 bps from 4.74% to 4.77%, while the cost of funds, excluding the impact of subordinated debt, increased from 0.77% to 0.79%.

NONINTEREST INCOME
For the third quarter of 2017, noninterest income was $367,000, an increase of $18,000 or 5% compared to 3Q16.  Increases in bank-owned life insurance (“BOLI”) income and overdraft fees on deposits were mostly offset by a decrease in gains on sales of securities.  BOLI income increased by $42,000 due to a $5.5 million investment in BOLI in February 2017.  Overdraft fees on deposits increased by $15,000 or 15% as customer transaction accounts have grown over the past year.  There were no sales of securities in 3Q17 as compared to one sale in 3Q16 resulting in a gain of $55,000.  The ratio of noninterest income to average assets for both 3Q17 and 3Q16 was 0.37% on an annualized basis and for the linked quarter was 0.35%.
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NONINTEREST EXPENSE
Noninterest expense for 3Q17 totaled $3,046,000, down $126,000 or 4%, annualized, as compared to the $3,172,000 recorded in 3Q 2016.  Specific items to note are as follows:
•
Compensation expense, the largest component of noninterest expense, increased $71,000 or 4%, due to salary and wage increases (up $41,000) and accruals for non-equity incentive compensation (up $37,000).  The increase in salaries and wages was attributed to annual raises and to three additional full-time employees for 3Q17 compared to 3Q16.

•
Professional fees decreased by $94,000 or 51%, primarily due to lower legal fees (decreased by $85,000).  Legal fees were higher in 3Q16 due to the reorganization to a bank holding company on August 16, 2016 and for legal review of various contracts.

•
Foreclosed asset expenses decreased by $126,000 as losses on sales and write-downs decreased by $139,000.  The foreclosed asset balance and activity have decreased over the past year.  At September 30, 2017 there were three foreclosed real estate properties and repossessed personal property with a net book balance of $467,000 as compared to seven properties repossessed personal property at September 30, 2016 with a net book value of $879,000.  There were several write-downs due to updated appraisals and several property sales in 3Q16 that resulted in higher expense.

•
The ratio of noninterest expenses to average assets was 3.07% in 3Q17 as compared to 3.38% in 3Q16, and 3.54% in the linked quarter.  The linked quarter included write-downs due to updated appraisals on three foreclosed commercial properties as well as additional data processing expenses related to conversion of the core banking system.

About Carolina Trust BancShares, Inc.
Carolina Trust BancShares, Inc. is a bank holding company and the parent company of Carolina Trust Bank.  Carolina Trust Bank is a full service, state-chartered bank headquartered in Lincolnton, N.C., operating nine full service branches in Lincoln, Catawba, Gaston, Iredell and Rutherford Counties in western North Carolina.

Caution Regarding Forward-Looking Statements: This news release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Carolina Trust BancShares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
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Carolina Trust BancShares, Inc.
Selected Financial Highlights

Dollars in thousands, except share and per share data

	Unaudited	Unaudited	Unaudited	(a)	Unaudited
	9/30/17	6/30/17	12/31/16	12/31/16	9/30/16
Balance Sheet Data:
Total Assets	$400,297	$390,168	$382,481	$374,917	$372,169
Total Deposits	337,589	330,893	323,179	318,665	323,041
Total Loans	340,038	324,349	311,609	308,492	301,420
Reserve for Loan Loss	3,423	3,213	3,471	3,393	3,687
Total Stockholders’ Equity	29,765	29,573	29,361	29,033	31,711

	Comparative Income Statements For the Three Months Ended
	Unaudited 9/30/17	Unaudited 9/30/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$4,434	$3,966	$468	12%
Interest Expense	894	692	202	29%
Net Interest Income	3,540	3,274	266	8%
Provision for Loan Loss	340	202	138	68%
Net Interest Income After Provision	3,200	3,072	128	4%
Non-interest Income	367	349	18	5%
Non-interest Expense	3,046	3,172	(126)	-4%
Income Before Taxes	521	249	272	109%
Income Tax Expense	170	164	6	4%
Net Income	351	85	266	313%
Preferred Stock Dividend	-0-	58	(58)	-100%
Net Income Available to Common Shareholders	$351	$27	$324	1200%

Net Income Per Common Share:
Basic	$0.08	$0.01
Diluted	$0.07	$0.01
Average Common Shares Outstanding:
Basic	4,654,880	4,650,221
Diluted	4,740,660	4,699,895

(a)	Note: Derived from audited financial statements

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Carolina Trust BancShares, Inc.
Comparative Income Statements
For the nine months ended
Dollars in thousands, except per share data

	Unaudited 9/30/17	Unaudited 9/30/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$12,777	$12,076	$701	6%
Interest Expense	2,563	2,034	529	26%
Net Interest Income	10,214	10,042	172	2%
Provision for (Recovery of) Loan Loss	555	122	433	355%
Net Interest Income After Provision	9,659	9,920	(261)	-3%
Non-interest Income	997	947	50	5%
Non-interest Expense	9,530	9,245	285	3%
Income Before Taxes	1,126	1,622	(496)	-31%
Income Tax Expense	368	663	(295)	-44%
Net Income	758	959	(201)	-21%
Preferred Stock Dividend	-0-	175	(175)	-100%
Net Income Available to Common Shareholders	$758	$784	$(26)	-3%

Net Income Per Common Share:
Basic	$0.16	$0.17
Diluted	$0.16	$0.17
Average Common Shares Outstanding:
Basic	4,654,717	4,649,781
Diluted	4,732,557	4,696,894

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Carolina Trust BancShares, Inc.
Quarterly Income Statement
Dollars in thousands, except share and per share data

	For the three months ended:
Income and Per Share Data:	Unaudited 9/30/2017	Unaudited 6/30/17	Unaudited 3/31/17	Unaudited 12/31/16	Unaudited 9/30/16
Interest Income	$4,434	$4,266	$4,077	$4,146	$3,966
Interest Expense	894	846	823	838	692
Net Interest Income	3,540	3,420	3,254	3,308	3,274
Provision for (Recovery of) Loan Loss	340	64	151	(149)	202
Net Interest Income After Provision	3,200	3,356	3,103	3,457	3,072
Non-interest Income	367	338	292	282	349
Non-interest Expense	3,046	3,409	3,076	3,143	3,172
Income Before Taxes	521	285	319	596	249
Income Tax Expense	170	89	108	214	164
Net Income	351	196	211	382	85
Preferred Stock Dividend	-0-	-0-	-0-	47	58
Net Income Available to Common Shareholders	$351	$196	$211	$335	$27

Net Income Per Common Share:
Basic	$0.08	$0.04	$0.05	$0.07	$0.01
Diluted	$0.07	$0.04	$0.04	$0.07	$0.01
Average Common Shares Outstanding:
Basic	4,654,880	4,654,880	4,654,386	4,650,563	4,650,221
Diluted	4,470,660	4,722,607	4,734,010	4,703,681	4,699,895

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Carolina Trust BancShares, Inc.
Selected Financial Highlights
Dollars in thousands, except share and per share data

	9/30/2017	6/30/17	3/31/17	12/31/16	9/30/16
Capital Ratios:
Common equity tier 1 capital ratio*	10.31%	10.89%	11.23%	11.40%	8.88%
Tier 1 capital ratio*	10.31%	10.89%	11.23%	11.40%	9.50%
Total capital ratio*	11.26%	11.83%	12.28%	12.46%	10.69%
Tier 1 leverage ratio*	9.54%	9.75%	9.87%	9.64%	8.00%

Tangible Common Equity (b)	$29,682	$29,479	$29,255	$28,896	$29,001
Common Shares Outstanding	4,654,880	4,654,880	4,654,880	4,650,808	4,650,558
Book Value per Common Share	$6.39	$6.35	$6.31	$6.24	$6.26
Tangible Book Value per Common Share (b)	$6.38	$6.33	$6.28	$6.21	$6.24

Performance Ratios (annualized):
Return on Average Assets	0.35%	0.20%	0.23%	0.40%	0.09%
Return on Average Common Equity	4.67%	2.64%	2.92%	4.55%	0.37%
Net Interest Margin	3.80%	3.80%	3.72%	3.63%	3.67%

Asset Quality:
Delinquent Loans (30-89 days accruing interest)	$2,170	$2,615	$911	$1,420	$1,439
Delinquent Loans (90 days or more and accruing)	$0	$181	$0	$247	$175
Non-accrual Loans	2,142	2,715	2,937	2,628	3,403
OREO and Repossessed property	467	583	880	1,011	881
Total Nonperforming Assets	$2,609	$3,479	$3,817	$3,886	$4,459

Restructured Loans	$4,363	$4,428	$3,701	$4,992	$4,670
Nonperforming Assets / Total Assets	0.65%	0.89%	1.00%	1.04%	1.20%
Nonperforming Assets / Equity Capital & ALLL	7.86%	10.61%	11.63%	11.98%	12.58%
Allowance for Loan Losses / Nonperforming Assets	131.20%	92.36%	90.94%	87.32%	82.68%
Allowance for Loan Losses / Total Loans	1.01%	0.99%	1.11%	1.10%	1.22%
Net Loan Charge-offs (Recoveries)	$130	$323	$73	$145	$56
Net Loan Charge-offs (Recoveries) / Average Loans (%)	0.16%	0.41%	0.10%	0.19%	0.07%
(annualized)

Note:  Financial information is unaudited.
*Note:  Capital ratios are presented for Carolina Trust Bank which reports these ratios to the Federal Financial Institutions Examination Council on form FFIEC 051 (3-31-2017 through 9-30-2017) and on form FFIEC 041 (9-30-16 through 12-31-16).
(b) Note
Reconciliation of non-GAAP to GAAP:	9/30/2017	6/30/17	3/31/17	12/31/16	9/30/16
Stockholders’ equity (GAAP)	$29,765	$29,573	$29,361	$29,013	$31,711
Less: Preferred stock	-0-	-0-	-0-	-0-	2,580
Less: Core deposit intangible	83	94	106	117	130
Tangible Common Equity (non-GAAP)	29,682	29,479	29,255	28,896	29,001
Common Shares Outstanding	4,654,880	4,654,880	4,654,880	4,650,808	4,650,558
Tangible Book Value per Common Share (non-GAAP)	$6.38	$6.33	$6.28	$6.21	$6.24

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